Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

November 4, 2025

The Estée Lauder Companies Inc.

767 Fifth Avenue

New York, New York 10153

Ladies and Gentlemen:

We have acted as counsel to The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering and sale by the stockholders of the Company named in the prospectus included in the Registration Statement (the “Selling Stockholders”) from time to time of up to 11,301,323 shares of Class A Common Stock, par value $.01 per share, of the Company (the “Class A Shares”), of which 11,034,685 Class A Shares will be issued upon conversion of 11,034,685 shares of Class B Common Stock, par value $.01 per share, of the Company (the “Class B Shares”) on the date hereof.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation, as amended, of the Company, incorporated by reference as Exhibits 3.1 and 3.1a to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company, incorporated by reference as Exhibit 3.3 to the Registration Statement; (iii) the Registration Statement, including the prospectus dated the date hereof contained within the Registration Statement; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

November 4, 2025

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that upon such conversion of the Class B Shares, the Class A Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP